Exhibit 99.1
Cloudera Appoints Gary Hu to Board of Directors
SANTA CLARA, Calif., January 7, 2021 - Cloudera, Inc. (NYSE: CLDR), the enterprise data cloud company, today announced that Gary Hu has been appointed to the Company’s Board of Directors, upon the recommendation of Icahn Enterprises in accordance with the Voting and Standstill Agreement between Cloudera and affiliates of Icahn Enterprises, dated August 12, 2019. Gary Hu replaces Nicholas Graziano who had been an Icahn designee and resigned from the Company's Board of Directors, effective January 7, 2021. Jesse Lynn continues as the other Icahn board designee.

“On behalf of the entire Board of Directors, I’d like to welcome Gary to the Board as well as thank Nick for his service,” said Rob Bearden, Chief Executive Officer, Cloudera. “I’m looking forward to working with Gary and the rest of the Board as we continue to execute the long-term strategic plan to cement our position as the leader in the enterprise data cloud market.”

Gary Hu currently serves as a Portfolio Manager of Icahn Capital L.P., the investment advisory firm of Icahn Enterprises L.P., which is a diversified holding company. Prior to joining Icahn Capital in 2020, he held investment management roles at Silver Point Capital, a credit focused investment fund, and Stockbridge Investors, the public securities affiliate of Berkshire Partners, a leading middle market private equity firm. Mr. Hu graduated summa cum laude from the University of Pennsylvania with a BS in Finance and Accounting from the Wharton School and a BAS in Computer Science from the School of Engineering and Applied Sciences.

About Cloudera

At Cloudera, we believe that data can make what is impossible today, possible tomorrow. We empower people to transform complex data into clear and actionable insights. Cloudera delivers an enterprise data cloud for any data, anywhere, from the Edge to AI. Powered by the relentless innovation of the open source community, Cloudera advances digital transformation for the world's largest enterprises. Learn more at cloudera.com.

Cloudera and associated marks are trademarks or registered trademarks of Cloudera, Inc. All other company and product names may be trademarks of their respective owners.

Press Contact:
Madge Miller
Cloudera
press@cloudera.com
+1 (888) 789 1488

Investor Relations Contact:
Kevin Cook
Cloudera
investor-relations@cloudera.com
+1 (650) 644-3900